Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated March 21, 2013 (except for Note 16(B), as to which the date is June 3, 2013) relating to the consolidated financial statements of bluebird bio, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-188605) and related Prospectus of bluebird bio, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 14, 2013